Exhibit 99.1

For Further Information

OSI Systems, Inc.

Jeremy Norton – Director, Investor Relations

12525 Chadron Ave

Hawthorne CA 90250

Tel: (310) 349 2372

E: jnorton@osi-systems.com

OSI SYSTEMS ANNOUNCES FOURTH QUARTER UPDATE

•	Record Revenues for the Fourth Quarter of 2007

•	Additional Annualized Cost Savings Identified for Fiscal 2008

HAWTHORNE, CA. – July 17, 2007 – OSI Systems, Inc. (NASDAQ: OSIS), a vertically-integrated provider of specialized electronic products for critical applications in the Security and Healthcare industries, today announced an update for the fourth quarter ended June 30, 2007.

Based upon preliminary unaudited data for the fourth quarter of fiscal 2007, the Company expects to report record revenues for the fourth quarter of approximately $152.7 million, an increase of 22% compared to the fourth quarter of fiscal 2006 and for the fiscal year ended June 30, 2007 record revenues of approximately $532.1 million, an increase of 18% compared to fiscal 2006.

A breakout by business segment for the fourth quarter and year ended June 30, 2007 is as follows (in millions):

	Three Months Ended June 30,		Year Ended June 30,
	2007	2006	2007	2006
	(unaudited)
Revenues – by Segment Group:
Security Group	$56.0	$41.3	$186.4	$135.1
Healthcare Group	68.6	58.8	233.2	220.6
Optoelectronics and Manufacturing Group including intersegment revenues	39.4	37.3	150.5	125.9
Intersegment revenues elimination	(11.3)	(11.8)	(38.0)	(28.9)

Total	$152.7	$125.6	$532.1	$452.7

In addition to achieving record shipments for the fourth quarter the Company maintained its backlog of approximately $209 million as of June 30, 2007.

Furthermore, following a review of its global operations to integrate recent acquisitions and rationalize its cost structure, the Company achieved approximately $17 million of pre-tax annualized cost savings during fiscal 2007 by reducing its global workforce and consolidating multiple facilities. During the fourth quarter of fiscal 2007, the Company also identified an additional $2—$3 million of annualized cost savings and plans to achieve these savings during the first half of fiscal 2008.

The Company expects to announce its operating results for the fourth quarter and fiscal year ended June 30, 2007 on or around August 30, 2007.

About OSI Systems, Inc.

OSI Systems, Inc. and its subsidiaries is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. The Company implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiaries, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the company’s expectations, goals or intentions about the future, including, but not limited to, the Company’s predictions about quarterly and full-year revenues, cost-cutting measures and other matters. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, the Company has not yet finalized the financial statements to be included in its annual report on Form 10-K for fiscal year 2007 and certain of the cost-cutting measures it has identified may not ultimately be implemented or realizable by the Company. Other important factors are set forth in the Securities and Exchange Commission filings OSI Systems, Inc. All forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update, amend or clarify these forward-looking statements.